As filed with the Securities and Exchange Commission on December 16, 2004

REGISTRATION NO.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SOURCE ATLANTIC, INC.

(Name of Small Business Issuer in its Charter)

DELAWARE	8744	04-3552824
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

55 Accord Park Drive

Rockland, MA 02370

(781) 871-8500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

WILLIAM B. MCGOWAN, JR.

PRESIDENT, CEO AND DIRECTOR

SOURCE ATLANTIC, INC.

55 ACCORD PARK DRIVE

ROCKLAND, MA 02370

(781) 871-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

RICHARD I. ANSLOW, ESQ.

ANSLOW & JACLIN, LLP

195 ROUTE 9 SOUTH, SUITE 204

MANALAPAN, NEW JERSEY 07726

TELEPHONE NO.: (732) 409-1212

FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTERED FEE
Common Stock, par value $.001 per share (1)	749,887	$.90	$674,898	$79.44
Total			$674,898	$79.44

(1)	Represents Selling Security Holders shares being sold to the public. The price of $.90 per share is being estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED DECEMBER 16, 2004

SOURCE ATLANTIC, INC.

749,887 SELLING SECURITY HOLDER SHARES OF COMMON STOCK

Our selling security holders are offering to sell 749,887 shares of our common stock.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING “ RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock is not listed on any recognized stock exchange. We intend to apply for a quotation for our common stock on the OTC Bulletin Board. We will commence this process after we have filed this registration statement. The approval for a quotation of our common stock on the OTC Bulletin Board can not occur until this registration statement is declared effective by the SEC.

This prospectus relates to the resale by the selling stockholders of up to 749,887 shares of common stock. The selling stockholders may sell the stock from time to time at the prevailing market price or in negotiable transactions.

We will receive no proceeds from the sale of the shares by the selling stockholders.

The date of this prospectus is                     , 2004

ABOUT US

HOW WE ARE ORGANIZED AND OUR OPERATIONS

We were originally incorporated under the laws of the State of Delaware on January 4, 2001.

We specialize in the planning, forecasting, procurement and management of capital medical equipment, furniture and Information Technology for the healthcare and research industries. We provide these services to healthcare and research industries to shorten their plan-buy-delivery cycle, reduce risk, and improve the quality of document storage, process/task management and information exchange. Services include equipment assessment and inventory, assistance in the development of accurate group buy & aggregation programs, assistance in the development of long term forecasting programs, equipment planning, project coordination, schematic design, design & development, construction documents, CADD development and revision management, logistics & implementation management, radiology information systems, and picture archiving and communication.

WHERE YOU CAN FIND US

We are located at 55 Accord Park Drive, Rockland, Massachusetts 02370. Our telephone number is (781) 871-8500 and our facsimile number is (781) 871-1059.

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Please note that throughout this prospectus, the words “we”, “our” or “us” refer to Source Atlantic, Inc. and not to the selling shareholders.

IF WE DO NOT COMPLETE THE DEVELOPMENT OF HOURGLASS 2.5, WE WILL NOT BE ABLE TO EFFECTIVELY AGGREGATE OUR CUSTOMERS’ CAPITAL EQUIPMENT NEEDS THAT CAN LEAD TO THE LOSS OF CUSTOMERS

In order to be able to effectively aggregate our customers’ capital equipment needs, we must complete the development of Hourglass 2.5, the latest version. There is no guarantee that our programmers will be able to complete this process in a timely manner, that it will come in at budget and that they will be able to continue to update the data program to maximize purchasing opportunities for our customers. This can lead to the loss of customers and a decrease in revenue.

IF WE FAIL TO ACQUIRE OTHER COMPANIES IN MARKETS WHERE WE ARE NOT PRESENT, OUR GROWTH WILL BE INTERNAL WHICH CAN BE COSTLY AND TIME CONSUMING TO US

Several studies point to the major increase in hospital equipment spending over the next 7-8 years, based on current replacement and updating requirements in the medical arena. We plan to pursue several acquisitions of smaller planners and consultants in markets throughout the country where we do not presently have a presence. At this point in time, we have only had preliminary discussions with a few candidates. It is possible that they may not want to combine their business with us or a valuation may not be agreed upon by the parties. Should this occur, we will be forced to grow through internal efforts and hirings, which could be time consuming, costly and place us in a position of competing with the firms we look to acquire or merge with.

OUR NEW SERVICE, GPM (GUARANTEED PRICE MAXIMUM) FOR OUR CUSTOMER BASE MAY NOT BE WELCOMED BY SUCH CUSTOMER BASE AND MAY RESULT IN THE LOSS OF SOME OF OUR CUSTOMERS

One basis for our anticipated growth in revenues is adding a GPM service, (Guaranteed Price Maximum), for our customer base. The increase in revenues and profits can be substantial for us, as this will now allow us to keep the spread between the prices that we guarantee our customers and what we are able to negotiate with suppliers. There are several risks associated with pursuing this business. Currently, our customer base views us as a consultant to negotiate the best price possible. Now we will be submitting bids with the customers understanding that they are working on a profit margin. Although response to date has been positive, there is no guarantee that the majority of our customers will approve of this.

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THE FAILURE TO OBTAIN PERFORMANCE BONDS FOR OUR GPM SERVICE MAY RESULT IN DECREASED FUTURE REVENUES AND THWART ANY EXPANSION

GPM will require increased liquidity and ability to have performance bonds, neither of which is currently available to us. Our inability to acquire such performance bonds may result in the inability to commence and maintain our GPM service. This may result in decreased anticipated future revenues and thwart any expansion plans we have.

WE MAY LOSE BUSINESS IF MAJOR MANUFACTURERS DECIDE TO ALSO UNDERTAKE INTERNAL EQUIPMENT PLANNING IN DIRECT COMPETITION WITH US

Major manufacturers may decide to do their own internal equipment planning. Currently, this is not a direction any manufacturers have chosen to pursue, but they already participate a great deal in the planning phases of capital equipment acquisitions and could decide add this service to keep a tighter relationship with the hospitals. GPO’s, (Group Purchasing Organizations) focus on the predictable product mix of day to day hospital requirements, but they already have the customer base and could add capital equipment procurement through the acquisition of a consulting firm or developing the capability internally. To date, this has not been their direction because of the difficulty in predicting the needs of the customers in advance and the high dollar cost of the equipment, but should Source become large and successful, it is inevitable that they attract attention.

OUR FAILURE TO ESTABLISH A SUBSIDIARY TO PROVIDE EQUIPMENT FINANCING AND LEASING FOR OUR CUSTOMERS MAY CAUSE PROJECT DELAYS, FORCE OUR CUSTOMERS TO USE MORE EXPENSIVE VENDORS AND CAUSE US TO LOSE CUSTOMERS AND/OR REVENUE

One element of our business plan that could accelerate growth is access to leasing capital. One of the business aspects that make companies such as General Electric or Seimens attractive to prospective customers is their ability to provide financing. Recognizing this, our business model includes developing a subsidiary to be known as Source Capital to provide equipment financing and leasing capabilities. Without this, we have to depend on third party finance companies and lenders that can delay a project and based on timing and need requirements, force a customer to go to a more expensive vendor who has ready available capital causing us to lose revenues and even, possibly, customers.

“PENNY STOCK” RULES MAY MAKE BUYING OR SELLING OUR COMMON STOCK DIFFICULT

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker- dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

•	Make a suitability determination prior to selling a penny stock to the purchaser;

•	Receive the purchaser’s written consent to the transaction; and

•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL, THE LOSS OF WHOM COULD NEGATIVELY AFFECT US

William B. McGowan, Jr. and Chris Sanborn, our senior executives are important to our success. If they become unable or unwilling to continue in their present positions, our business and financial results could be materially negatively affected.

SELLING SHAREHOLDERS MAY IMPACT OUR STOCK VALUE THROUGH THE EXECUTION OF SHORT SALES WHICH MAY DECREASE THE VALUE OF OUR COMMON STOCK

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

SHARES ELIGIBLE FOR PUBLIC SALE IN THE FUTURE COULD DECREASE THE PRICE OF OUR COMMON SHARES AND REDUCE OUR FUTURE ABILITY TO RAISE CAPITAL

Sales of substantial amounts of our common stock in the public market could decrease the prevailing market price of our common stock and our ability to raise equity capital in the future.

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USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not currently traded on any recognized exchange. We intend to apply for a quotation for our common stock on the OTC Bulletin Board. We will commence this process after we have filed this registration statement. The approval for a quotation of our common stock on the OTC Bulletin Board can not occur until this registration statement is declared effective by the SEC.

As of December 15, 2004, based on our records, we had 25 shareholders holding 4,750,000 shares of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of September 30, 2004, with respect to compensation plans under which our equity securities are authorized for issuance:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))

Equity compensation plans approved by security holders	None

Equity compensation plans not approved by security holders	None

Total	None

DIVIDENDS

We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends. There can be no assurance that we can achieve such earnings.

PENNY STOCK CONSIDERATIONS

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker- dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stocks. These regulations require broker- dealers to:

•	Make a suitability determination prior to selling a penny stock to the purchaser;

•	Receive the purchaser’s written consent to the transaction; and

•	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed therein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and our ability to operate profitably a number of new projects.

OVERVIEW

Source Atlantic, Inc. is a Delaware corporation providing consulting services to assist institutional clients with planning, forecasting, procurement and management of capital medical equipment, furniture and IT for the healthcare and research industries. These services shorten plan-buy-delivery cycles, reduce risk, and improve the quality of document storage, process / task management and information exchange. Services include equipment and inventory needs assessment, assistance in the development of accurate group buy and aggregation programs, assistance in the development of long term forecasting programs, equipment planning, project coordination, schematic design, design and development, construction documents, CADD development and revision management, logistics and implementation management, radiology information systems, and picture archiving and communication.

Many of Source’s customer relationships arise from long-term, high dollar contracts. Typical contracts are in conjunction with healthcare facility construction projects ranging from $100,000,000 to $300,000,000. The Company expects typical contracts to range from 3 to 8 years and expects to earn revenues of 2/10 to 5/10 of 1% of the full construction budget on each contract.

As projects are typically long-term in nature, each new contract tends to incrementally increase revenues rather than replace terminating projects. This occurs because Source has historically added new contracts at a more rapid rate than existing contracts expire. Source’s revenue projections assume that this trend will continue.

Source currently has 8 significant projects underway and has recently signed 3 additional multiyear agreements averaging approximately 36 months in length. Under these agreements, Source will provide consulting and technology services. The first contract is for the construction of a new 10 story patient tower for Brigham and Women’s Hospital in Boston. This contract also includes implementation and management of the Company’s technology platform for a minimum of 36 months. The second is a 3 year contract to provide consulting services to support the Cardiovascular Research Foundation in the construction of 5 free standing imaging centers. The third will provide services to OR International to support the construction and design of 3 hospitals, (Dorset, Summerset and Royal Orthopedic Hospital). These agreements provide for consultative as well as technology commitments of up to $5,000,000 in gross revenue over the next 36 months. Expected profitability of these projects is 30%.

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In addition, Source is currently negotiating contracts with several clients that will result in significant additional revenues. There is no historical data to support much of the expected future revenue growth as the projections include revenues to be generated by a lease financing division to be operational by quarter 2 of year 2005. Source sees hospitals across the country beginning to invest heavily in operational automation. Accordingly, Source plans to capitalize on this trend by leveraging existing client relationships (dependent on Source’s proprietary software) to enter the capital lease finance business.

CRITICAL ACCOUNTING POLICIES

We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which we believe are the most critical in evaluating our reported financial results include the following:

•	Revenue recognition. Revenues are recognized from consulting services provided under contractual arrangements that are billed based on chargeable hours incurred on behalf of a customer or services billed on a fixed fee basis for licensing and support fees provided to the Company’s customers. Such revenues are recognized when the services are rendered and billed based on the respective contractual arrangements. Accordingly, the Company has adopted Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

•	Capitalized software research and development costs. SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” requires capitalization of software development costs incurred subsequent to establishment of technological feasibility and prior to the availability of the product for general release to customers. In 2003 and 2002 the Company capitalized approximately $309,000 and $101,000 respectively, which primarily included personnel and consulting costs. Systematic amortization of capitalized costs begins when a product is available for general release to customers and is computed on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life. Amortization of software development costs in 2003 was $150,000. No amortization expense was incurred in 2002.

•	Management continually evaluates the net realizable value of software costs capitalized by comparing estimated future gross revenues reduced by the estimated future costs of completing, disposing and maintaining the software. These costs also include the costs of performing maintenance and customer support required by the Company. This evaluation requires the use of estimates and assumptions with respect to future performance. Changes to these estimates and assumptions could result in a significantly different value.

FOR THE PERIOD ENDED SEPTEMBER 30, 2004 COMPARED TO THE PERIOD ENDED SEPTEMBER 30, 2003

The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of our results of operations and financial condition. This discussion should be read in conjunction with the financial statements.

LIQUIDITY AND CAPITAL RESOURCES

We used $235,000 in cash from operating activities in the nine months ended September 30, 2004 compared to cash provided from operations of $343,453 during the nine months ended September 30, 2003. The decrease in cash from operating activities was due primarily to an increase in net loss for the nine months ended September 30, 2004 of $428,766 and a decrease in accounts receivable for the nine months ended September 30, 2003.

Net cash used in investing activities was $20,000 for the nine months ended September 30, 2004 compared to $262,500 of cash used in investing activities for the nine months ended September 30, 2003. In the nine months of 2003 the Company invested heavily in computer technology which is utilized both internally as a tool in providing consulting services and is leased as a standalone product.

Cash provided by financing activities in the nine months ended September 30, 2004 consisted primarily of $105,000 of debt issued and $156,000 of equity securities issued during the nine months ended September 2004. Cash used in financing activities in the nine months ended September 30, 2003 of $86,000 consisted primarily of $74,000 in repayments on the Company’s line of credit and $12,500 repaid on shareholder debt.

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Source Atlantic has historically satisfied its cash requirements primarily through its revenues. The Company anticipates that cash requirements will continue to increase as it continues to expend resources to build infrastructure, develop a business plan, establish a marketing network, customer support and administrative organizations. The Company has invested heavily in computer technology which is utilized both internally as a tool in providing consulting services and is leased as a standalone product. The September 30, 2004 financial statements include net capitalized software development costs of approximately $530,000 (after amortization of approximately $274,000). These software costs are material to the Company’s financial statements. If these costs were determined to be impaired the Company’s net assets would substantially decrease.

Management evaluates these costs for impairment under SFAS86. The Company completed an impairment analysis based on actual revenues and expenses reported through September 30, 2004 and estimated amounts for the months October through December 2004 and for year 2005. Source Atlantic has determined that the net realizable value of the capitalized software costs as of December 31, 2003 through the date of this response is approximately $7.3 million discounted to approximately $6.7 million. These amounts are based on management prepared evaluations and required the use of estimates and assumptions with respect to future performance. Changes in these estimates and assumptions could result in a significantly different value.

THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2003

GROSS REVENUES. Gross revenues, which resulted from consulting income (as described above) and licensing fees from the Company’s proprietary technology platform, decreased from $303,632 for the three months ended September 30, 2003 to $279,036 for the three months ended September 30, 2004, a decrease of $24,596. These variations are due to an aggressive delivery schedule required during implementation of a construction project for Novartis Pharmaceutical during 2003. Expectations are that with continuing increases in available products and services offered by the Company (such as support for dietary and food services and IT data center development) not previously available until the second quarter of year 2004 as well as an increase in the existing sales force (with the addition of one sales executive), revenues will begin to see gradual but aggressive increases during the forth quarter of year 2004.

TOTAL EXPENSES. Total expenses increased from $298,161 for the three months ended September 30, 2003 to $421,511 for the three months ended September 30, 2004, an increase of $123,350. This increase in total expenses resulted from a number of factors as described below. Salary expense and hosting/support costs rose by approximately $140,500 during the quarter ended September 30, 2004. Salary expense increased due to the hiring of new sales personnel and ramping up for projects in the pipeline. Hosting and support cost increased for the three months ended September 30, 2004 due to the capitalized software development costs during the same quarter ended September 30, 2003. Outside services, office expense and travel expenses fell by approximately $17,200. This resulted from reductions in consulting revenues as there is a direct relationship between consulting revenue and outside, office expense and travel expenses.

NET LOSS. As a result of factors described above, net loss for the three months ended September 30, 2004 was $142,475 compared to income of $5,471 for the three months ended September 30, 2003, an increase of $147,946.

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

GROSS REVENUES. Gross revenues, which resulted from consulting income (as described above) and licensing fees from the Company’s proprietary technology platform, decreased from $1,083,833 for the nine months ended September 30, 2003 to $787,420 for the nine months ended September 30, 2004, a decrease of $296,413. These variations are due to an aggressive delivery schedule required during the implementation of a construction project for Novartis Pharmaceutical and a large implementation project for BJC Healthcare, a thirteen hospital healthcare system in St. Louis, Missouri during 2003. Expectations are that with continuing increases in available products and services offered by the Company (such as support for dietary and food services and IT data center development) not previously available until the second quarter of year 2004 as well as an increase in the existing sales force (with the addition of one sales executive), revenues will begin to see gradual but aggressive increases during forth quarter of year 2004.

TOTAL EXPENSES. Total expenses increased from $1,093,609 for the nine months ended September 30, 2003 to $1,225,962 for the nine months ended September 30, 2004, an increase of $132,353. This increase in total expenses resulted from a number of factors as described below. Salary expense rose by $ 102,871 due to the hiring of new sales person and ramping up for projects in the pipeline. General and Administrative expense increased in 2004 by $209,353 primarily due to; hosting and support cost increase of approximately $149,000, travel and entertainment increase of approximately $19,000 and general office expenses increasing by approximately $24,400. Hosting and support costs for the nine months ended September 30, 2003 was significantly lower due to development and capitalization of our software. The travel and entertainment and general office expenses increases are attributable to the expenses associated with the attempted merger with Parentech. Outside services decreased by $176,781 reflective of a charge for damages resulting from an expected legal settlement with a former employee of approximately $133,000 and other settlements for services provided.

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NET LOSS. As a result of factors described above, net loss for the nine months ended September 30, 2004 was $438,542 compared to a loss of $9,776 for the nine months ended September 30, 2003, an increase of $428,766.

RESULTS OF OPERATIONS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 2002

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided from operating activities was $417,506 for fiscal year 2003 compared to cash used in operations of $171,460 for fiscal year 2002. This increase in cash provided from operating activities was primarily due to a decrease in net loss coupled with a decrease in accounts receivable.

Net cash used in investing activities increased to $309,489 for the year ended December 31, 2003 from $119,124 for the year ended December 31, 2002. The Company invested heavily in computer technology which is utilized both internally as a tool in providing consulting services and is leased as a standalone product.

Net Cash used in financing activities for fiscal 2003 consisted primarily of repayments on company debt compared to net cash provided by financing activities for 2002 consisted of proceeds from equity securities issued and loans from existing shareholders.

Source Atlantic has historically satisfied its cash requirements primarily through its revenues. The Company anticipates that cash requirements will continue to increase as it continues to expend resources to build infrastructure, develop a business plan, establish a marketing network, customer support and administrative organizations. The Company has invested heavily in computer technology which is utilized both internally as a tool in providing consulting services and is leased as a standalone product. In 2003 and 2002 the Company capitalized approximately $309,000 and $101,000 respectively, which primarily including personnel and consulting costs. These software costs are material to the Company’s financial statements. If these costs were determined to be impaired the Company’s net assets would substantially decrease.

GROSS REVENUES. Gross revenues, which resulted from consulting income (as described above) and licensing fees from the Company’s proprietary technology platform, increased from $1,176,085 for the year ended December 31, 2002 to $1,322,151 for the year ended December 31, 2003, an increase of $146,066.

TOTAL EXPENSES. Total expenses decreased from $1,473,274 for the year ended December 31, 2002 to $1,361,355 for the year ended December 31, 2003, a decrease of $111,919.

NET LOSS. As a result of the increase in revenues and corresponding decrease in expenses, Source Atlantic’s net losses fell from $297,189 for the year ended December 31, 2002 to $39,204 for the year ended December 31, 2003.

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BUSINESS - OUR COMPANY

ABOUT US

We were incorporated in Delaware in January 2001 for the purpose of providing consulting services to hospitals focused on the procurement of capital equipment. Such services are provided through the use and licensing of proprietary software, as well as, providing logistics, planning and coordinating services. Our customers are located in various parts of the United States with a primary concentration in the New England area.

We specialize in the planning, forecasting, procurement and management of capital medical equipment, furniture and IT for the healthcare and research industries. We provide these services to healthcare and research industries to shorten their plan-buy-delivery cycle, reduce risk, and improve the quality of document storage, process/task management and information exchange. Services include, equipment assessment and inventory, assistance in the development of accurate group buy & aggregation programs, assistance in the development of long term forecasting programs, equipment planning, project coordination, schematic design, design & development, construction documents, CADD development and revision management, logistics & implementation management, radiology information systems, and picture archiving and communication.

PRODUCTS

Our web-based products and process services give users the ability to substantially lower project and capital equipment acquisition costs by tightly managing the planning, scheduling, procurement and delivery of medical equipment, technology, furniture and related material to clients. Our products and services provide project owners with a method to organize, streamline and improve the efficiency of capital equipment forecasting, procurement and management.

Hourglass

Our Hourglass is a web-based capital planning and forecasting system specifically designed for the healthcare industry. Hourglass begins at project conception and proceeds through procurement, installation and asset management. It can research an equipment need via our Medical Equipment Directory, create multi-year forecasting programs, or plan the construction of a new facility. Hourglass standardizes the capital forecasting and planning process, providing a means for aggregating equipment requests throughout a hospital or IDN. Aggregation reports are quickly generated and may be printed or exported into any standard format. The Hourglass application is available as an online service requiring no installation or maintenance. Accessible using a standard web browser, Hourglass is always available to users, providing a “window” into the entire capital equipment process. Typical users include department heads, executives, planners, contractors, architects, and project managers. Comprised of multiple products integrated as a single system or used as stand-alone applications, Hourglass’ Capital Allocation Planner, Request Management System and the Medical Equipment Directory offer all the tools needed to save time and money.

Capital Allocation Planner (“CAP”)

Hourglass’ CAP is designed for facility managers, project planners, architects and anyone responsible for capital planning. CAP enables the forecasting and management of small- and large-scale projects. Whether choosing from a series of Hourglass’ space and department templates or developing their own, planners can build a project from a single space to an entire facility in hours rather than weeks. Eliminating the time delay inherent in existing systems, CAP allows project team members immediate access to the information and resources needed to effectively plan and complete projects. Through Hourglass’ Medical Equipment Directory (“MED”) product specifications, such as cutsheets, including architectural, mechanical and electrical requirements are immediately available to planners, contractors, architects, and project managers. CAP provides the tools for securely sharing information between organizations and their extended team, bridging the communication gap which is crucial to successful project management.

Request Management System (“RMS”)

Hourglass’ RMS automates the capital equipment and project budgeting process, saving time and money. By standardizing the budget process, RMS increases buying power by aggregating products across an entire organization. Accurate product analysis and enhanced communication during the approval process give executives the tools needed to appropriately allocate resources. Traditionally, CFOs have been inundated with over-inflated budgetary requests from both department heads and vendors. Through Hourglass’ Medical Equipment Directory and product comparison features, users now have access to complete product specifications including cutsheets, architectural, mechanical and electrical requirements — these are immediately available to planners, contractors, architects, and project managers.

Medical Equipment Directory (“MED”)

At the heart of the Hourglass application is the MED. With over 10,000 capital products accessible to planners, contractors, architects, and administrators of the forecasting process, MED simplifies the difficult practice of forecasting and sourcing products. “MED” items may be searched by product code, manufacturer, directory number or model name. The product comparison features allow for side-by-side analysis of specifications, pricing and environmental requirements. “Cut Sheets” including architectural, electrical and mechanical specifications are available on-line to all approved project members. Users have the ability to view and export plan and elevation views of equipment via CAD as well as store and export training, maintenance and operational manuals all captured within the Hourglass document library. With Hourglass’ MED module, users can view data, documents and images anywhere, anytime they’re needed.

SERVICES

We assist companies with Turnkey Event Management. We integrate and manage all aspects of a client’s project from planning and design through build-out and procurement. These elements are separated to detail the work for particular phases. Each can be executed as individual components or together as a comprehensive turnkey project. Our Turnkey Event Management strategy offers a structured environment to the Planning, Specification, Sourcing, Procurement, CADD Development, Installation Management and Replacement of our clients Capital Medical Equipment, Furniture, Dietary and Food Service & IT.

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Equipment Planning

A. Capital Equipment Assessment

Experience suggests that a full inventory conducted early in the project schedule usually proves to be futile. Time allows for the movement and addition of assets and lost items requiring another inventory. Therefore, we conduct a scaled down evaluation or assessment of existing equipment. The assessment permits us to take a brief evaluation of existing assets allowing for the development of early-stage budgets. We can evaluate and recommend whether an asset should be marked for relocation or liquidation. Our assessment team reviews all major items of equipment, looking to identify those with current and future value. The location, condition and basic information of a “movable” piece of equipment will be collected. The assessment is also a crucial point in the development of long-term Capital Forecasting and Replacement Programs.

B. Capital Equipment Inventory

The inventory phase consists of collecting data from all the items of medical equipment with a purchase value of over $500.00 within existing spaces that will move to the new facility. We will collect the following data:

1. Existing asset tag number

2. Type of equipment (Radiology, Surgery, etc.)

3. Item Description

4. Location

5. Manufacturer

6. Condition / Age

7. Serial Number

Compiled data will be used for the creation of detailed move plans, qualification of any previous assessments, and the creation of multi-year forecasting plans.

C. Coordination

We can position our staff and technology to be the pivot point of any project. We provide clear navigation through user reviews, vendor demonstrations/interviews and architectural design meetings. Accepted with this responsibility, we will provide structured data based on the outcome of these sessions. This will provide a structured environment for ease in reporting and review.

D. Schematic Design

Our managers and planners work closely with our client’s management teams, clinicians or researchers, and architects to develop preliminary equipment budgets and space equipment lists. During this phase, we can begin preliminary qualification of the specifications by coordinating equipment location reports, drawings and cutsheets. As the project matures, we work hand and hand with the owner and architect to ensure drawings and documents always reflect the most recent edits and revisions.

E. Design and Development

The focus during this process is the completion and sign-off of equipment lists and budgets concurrent with the design effort. Lists will include (Groups 1-5) reuse and equipment identified for replacement. Project managers and planners are active participants during this phase of clinical user reviews. During these reviews, we can provide all of the necessary electrical, mechanical and dimensional data required for the engineers and architects to complete space design.

F. Construction Documents

In executing this phase, we proactively populate our online database with all of the pre-identified medical and laboratory equipment. This allows the architect, engineers, and end users to produce their own detailed reports and cut sheets. Reports include but are not limited to:

•	Equipment Location – Lists equipment and the spaces in which that specific piece of equipment is located.

•	Space-by-Space Equipment – Lists all spaces/rooms and each piece of equipment allocated to it.

•	AEM (Architectural, Electrical & Mechanical data)

•	Executive Summary Reports

All reports can include the cost and AEM data or not, based on selected report options, and can include empty spaces and departments or not.

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Each report includes purchase and installation responsibility codes (i.e., which party is responsible for purchasing and which is responsible for installation), and the same code identifies any items to be reused as existing. Funding codes identify any and all funding sources. These same reports identify Bid Package by type or Vendor assignment to expedite and maximize procurement efforts. They further include secondary power requirements, emergency power requirements, blocking, rough-in requirements, and more. Reports are customizable based on the filter and sort that the user elects. All data and reports are available for use and export 24/7 via our web based planning and management solution named HOURGLASS. In support of the reports, we can make available cut sheets for the architecturally significant equipment in disc form or hard copy.

G. CAD Development and Revision Management

During the planning phase of our work, we will begin the placement of specified equipment in assigned rooms. The equipment placed will include significant equipment, or that having significant footprint and/or service connection. When supplied with Auto Cad version 2000 background floor plans, we can create “Plan View” Auto Cad version 2000 drawings with equipment on a separate layer.

IT Planning Design and Support

A. LAN and WAN Deployment

We can provide a broad array of experience in the design, provisioning and management of LANs, WANs, and Data Security. We are chartered by major partners including: Cisco Systems, AT&T, Citrix, Check Point, RSA and others to deliver solutions based networks to clients throughout the world.

B. Carrier Services

We can provide contracts, order administration and provisioning assistance to customers that require an added level of support during the provisioning process. Whether point-to-point, frame relay or IP, we provide the resources and knowledge to help manage and simplify the ordering experience.

C. Citrix and Server Based Computing

IT managers have to do more with less and save time, money, increase the performance of its users and web enable their applications using server based computing technology.

D. Contract Management

The Managed Maintenance Program is a free service that gives the customer a minimal number of contracts for their network gear with a single contract date. This reduces up-front costs and is easy to add new hardware and software to the existing coterminous contract with one invoice.

E. IP Telephony

Our IP Telephony team specializes in the cost, design and implementation of IP Telephony. We have over ten years of experience in this field. We have undertaken hundreds of projects in this area.

F. Design and Development

We can provide resources to assist in the advanced implementation, design and consulting for such projects as Network Design, Network Analysis, Firewall installation, Security Policy Generation, Security Audits, Citrix implementations, VoIP, IP Telephony, MARO implementations, Disaster Recovery, and Data Center Moves.

G. Project Management

We can provide project management to help coordinate the delivery of not only services, such as local access, Frame Relay, IP transport and MIS Internet connectivity, but also equipment and technology from other vendors that are engaged by our customers.

Radiology Information Systems, Picture Archiving and Communication

A. RIS

We differentiate among RIS vendors, optimizing the use of the RIS to your workflow and processes, identifying areas where workflow redesign can improve efficiency, leveraging synergies among RIS, PACS and Speech Recognition, and developing an implementation plan.

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B. PACS

We assist our clients practice to determine how and when to implement PACS technology, how to identify and marshal the necessary internal and external resources, how workflow redesign will increase your operational effectiveness, and what the return on investment will be (both soft and hard dollar cost savings).

C. Speech Recognition

We assist in the planning and implementation of advanced speech recognition technology to automate radiology dictation, speeding information to referring physicians, while reducing costs associated with transcription and conventional dictation systems.

D. Cost Justification

We provide clients with an objective assessment of the financial impact of implementing new technology. Our consulting team builds an objective financial model that includes operational, technical, clinical and market-impact analyses.

Equipment Sourcing and Procurement

We provide a variety of procurement services from basic support of the existing materials and purchasing team to accepting the associated risks by purchasing the equipment via our “Guaranteed Maximum Pricing Program” (GMPP). Components of our turnkey solutions include; but are not limited to:

•	Product Packaging

•	Specification Development

•	RFP Development & Submission

•	Proposal Review

•	Scheduling &Management of Vendor Demonstrations

•	Mock Room Development

•	Comparative Matrix Development

•	Negotiation

•	Procurement

Capital Lease Financing

Through various relationships with leasing and financial service organizations, this core service is directed at lease financing for capital equipment, we offer a diversified range of solutions able to accommodate financings of $1,500 to $100 million.

B. Logistics Management

The culmination of the planning and procurement effort is to assure the client that what has been purchased is coordinated and installed in the correct space, and is in good operating condition for occupancy. Our experience has proven the only way of guaranteeing this, is by placing our staff member on-site as needed to manage the process. In addition to directing the installation process, the manager will be responsible for general crisis resolution, scheduling of deliveries and the coordination of any vendor provided installation.

Dietary and Food Service

As a component of our portfolio of professional services, the dietary and food service equipment team provide a successful all-in-one approach to our specialized planning services. We form a professional resource to provide equipment related dietary services allowing understanding and control over our client’s facilities food service needs. Our food service team is committed to providing a range of services that work directly with the client’s dietary staff to create a successful project. Along with our services, our team is focused on meeting the financial needs of fast tracked projects by providing detailed specifications and budgetary reports on request.

Our range of services includes small renovations that need supporting documents, to the creation of a new facility with support systems that have remote location delivery. Our services include:

(1) Programming - The detailed determination of our client’s food service needs; feasibility study

•	Defining the types of dining: patient, staff, public

•	Locating the areas of service

•	Exploring and evaluating methods of delivery

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•	Reviewing Receiving and storage flow patterns

•	Sanitation and waste removal

•	Inventory and value assessment of existing facilities and equipment

•	Benchmarking of local and related projects

(2) Design Services –

•	Conceptual development of our client’s food service project

•	Schematic design

•	Food service system evaluation and selection

•	Contract documentation (A full set of documents)

•	Coordination with equipment RFP’s and fair bid development

•	Equipment selection and specifications, with supporting documentation

Our food service team will be there through completion of a client’s project so that each concern or detail will be addressed. As a professional team of dietary and food service equipment consultants, we conduct our business in accordance with the ethical codes as stated by the Foodservice Consultants Society International (FCSI). We are also members of American Society for Healthcare Food Service Administrators (ASHFSA) and Healthcare Food Service Management (HFM).

CLIENTS AND PROJECTS

Working with hospitals and architects in North America, Europe, Africa and Asia allows us to discern cutting-edge trends both in the United States and abroad. This knowledge benefits all our clients. Here are a few examples of projects we’ve handled worldwide.

A. Stony Brook University Hospital, Long Island, New York

This $ 300 million project will include a new state-of-the-art Heart Center, the consolidation and expansion of their Women and Infants’ services, and the expansion and modernization of their Emergency Department and Operating Rooms. The plan also includes an Ambulatory Care Pavilion to be erected adjacent to the Ambulatory Surgery Center. This facility will provide comprehensive cancer services, cutting-edge imaging and pain management services. Accomplishments to date consist of a newly renovated Orthopedics Unit and Physical and Occupational Therapy treatment area. We have participated in the inventory and planning and have been contracted to manage the procurement and installation of medical equipment.

B. The Greenwich Hospital- Helmsley Pavilion, Greenwich, Connecticut

Greenwich Hospital required equipment for Radiology, Cardiac Cath Lab, Physiological Monitoring, surgical lighting, surgical gas systems, medical gas systems, and headwalls with patient beds and transport stretchers.

With a $12 million equipment budget, we undertook the following:

Verification of Equipment Budget

Development of Equipment Specifications

Procurement Strategy

Written Requests for Proposal (RFP’s)

Contract Negotiation

Installation Logistics

CAD Services for Equipment Placement

C. South Shore Hospital, Weymouth, Massachusetts

We assisted South Shore Hospital with its extensive expansion and renovation project, including a suite of operating rooms and a new emergency department. The project was completed under budget and on time, equipping the hospital with $15 million worth of equipment for $5.9 million.

D. Massachusetts General Hospital – The Yawkey Center, Boston Massachusetts

The ten-story, 400,000 square foot Center will house complete diagnostics, including cardiology and ecostress centers, pediatrics, a musculoskeletal institute, women’s health services, and radiology containing new CT scans and MRIs. A central component to the new Yawkey Center will be the 110,000 square foot cancer center, which will contain one of the largest chemotherapy infusion suites in the country, housing 60 adult and 10 pediatric stations. We are contracted to provide a complete range of services from early stage planning and budgeting work, through procurement and installation management.

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E. Fletcher Allen Health Care – Renaissance Project, Burlington, Vermont

A new $300 million center adjacent to the hospital campus including an Ambulatory Care Center and joint Education Center with the

University of Vermont in Burlington. Also included is a Patient Access Center, Outpatient Care Centers, Outpatient Surgery Center (also featured in the ACC will be a “day hospital” with an Ambulatory Surgery Center), Clinical Laboratory, Education Center, Expanded Emergency Department (including the only Level 1 Trauma Center in Vermont and northern New York) a New Birthing Center, New Inpatient Mental Health Facility and a new Parking Garage.

With over an $80 million equipment budget, we are providing:

An Assessment of Existing Capital Medical Equipment

A Line Item Budget for New and Existing Equipment

Specifications for Fixed and Major Moveable Equipment

Full Capital Equipment Procurement Services for 5 Years

Installation Management Services

CAD Services for Detailed Equipment Placement

G. Harvard Medical International, Republic of China

HMI and Hua Shan Hospital (HSH) in China are collaborating on the design of a long-awaited new facility in Pudong. Specifically, a 250-bed multi-specialty health care center with a special focus on oncology. We are providing consulting services, equipment planning, budgeting, procurement, and logistics.

H. Hospitalia International, Lanarkshire NHS Trust Scotland

We are working with the staff of Hospitalia International to develop plans for two 650-bed replacement facilities for the Lanarkshire NHS Trust in Scotland. With a $64 million equipment budget, we aggregated equipment packages through a single vendor. Never before used in the United Kingdom, this concept provided greater vendor competition and lowered costs.

Strategic Partnerships

We have undertaken the following strategic partnerships to assist us in our work for our clients:

A. Radiology Consulting Group (RCG) offers unique, management consulting services to hospital radiology departments, private practices and free standing imaging centers worldwide. Our experienced consultants are practicing professionals, providing the most innovative solutions and up-to-date knowledge in their fields.

B. Data Processing Services has been delivering solutions to companies for over 43 years specializing in the consultation, design and implementation of network infrastructures.

C. Four Rivers Software Systems, Inc. specializes in maintenance management software (EAM/CMMS) for the healthcare industry. They serve facilities and clinical engineering departments by assisting them with the day-to-day planning, tracking and JCAHO reporting.

D. ECRI (formerly the Emergency Care Research Institute) is an independent non-profit health services research agency. Their mission is to promote the highest standards of safety, quality, and cost-effectiveness in healthcare to benefit patient care through research, publishing, education, and consultation. They are widely recognized as one of the world’s most trusted organizations for unbiased, reliable information. ECRI’s focus is healthcare technology, healthcare risk and quality management, and healthcare environmental management.

E. NSK & Associates, Inc. is a completely service based, information technology-consulting group. They provide customers with a complete technical solution that includes but is not limited to:

•	Setting up and maintaining networks

•	Desktop Support & Training

•	Internet Implementation

•	Web Development & Design

•	Citrix Software Solutions

•	Custom Database Development

•	Data Backup & Virus Protection

F. eXalt Solutions, Inc. develops and markets the “Next Generation” of collaborative commerce software, streamlining the information flow between suppliers and their distributors, and integration and installation partners. With its technology and networking domain expertise, eXalt replaces the paper, phone and fax based communication that currently clog the collaborative sales and procurement process for many firms.

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Sales and Marketing

Target Market

We have identified and are targeting two pre-dominate markets. The first market is independent hospitals and healthcare systems. Statistical Data from the American Hospital Association (AHA) identifies approximately 6,000 healthcare facilities in the United States to date. It is estimated that collectively these facilities spend $4 billion a year on capital medical equipment associated with construction projects and an additional $8 billion a year on capital medical equipment associated with recurring capital needs.

The second market is the bioresearch industry. Assuming the majority of research facilities are owned and operated by either pharmaceutical companies or medical schools, we have identified the market to be populated with approximately 200 research facilities. The Association of American Medical Colleges (AAMC) has identified 130 medical schools and PHRMA (Pharmaceutical Research and Manufacturers of America (PHARMA) has identified an additional 60 to 70. Due to the level of secrecy that most of these organizations require, data is sketchy at best. Our experience with existing research projects put capital medical equipment expenditures for construction related capital purchases at approximately $100 million per year and an additional $600 million on recurring capital medical equipment needs.

Alliances

By solidifying alliances with companies similar to us and creating a small and very focused internal sales force, we can create the critical mass initially within 3 targeted regions: the Southeast, the South and the West Coast (specifically, California). Market data has determined that the majority of new construction and growth is in the Southeast and on the West Coast. With the new seismic code requirements in the state of California alone it is expected that between state, federal and organizational philanthropy the state will spend close to $100 Billion over the next 4 to 8 years on new hospital construction and renovations.

To date, we have solidified relationships with Magnet, JPC (Joint Purchasing Corporation), Intellamed, Radiology Consulting Group, Harvard Medical, Harvard Medical International, OR International EMT Solutions, Equip Consultants and Four Rivers Inc.

Direct Sales

We have begun to expand our existing sales force by recruiting personnel that have the experience and the access to the clients we are seeking. With in the past 12 months, we have supplemented our sales team to include resources that will target the following regions: West, Mid-Atlantic and the Eastern Seaboard.

Our direct sales will focus on three campaigns: (1) architectural firms, contractors and design engineers; (2) “national accounts” which will encompass group purchasing organizations, integrated delivery networks, bio-medical research facilities and like organizations that will allow for the development of critical mass in key regions with minimal resource application; (3) community and stand alone acute care facilities.

Media/Publications

We will contribute articles and place ads in publications read by our target audience.

Conferences, Seminars and Trade Shows

We have identified RSNA, ASHE, HIDA, Medica, AHRMM, AHA and eHealthcare as potential events and sponsors to target. We will also conduct speaking engagements at national meetings next year.

Internet Marketing Strategy

We will consider leading vertical market portals as avenues to reach potential clients.

Our Intellectual Properties

We presently do not have any patents, trademarks, copyrights or any other intellectual property.

How We Compete

We are aware of a variety of competitors. As of yet, none of these competitors have combined the technology and the support services in a web-based application. The remaining competitors are divided in to technology providers and service providers.

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With respect to future competition, there are three areas that will provide competition:

(1) Companies that provide like consulting and management services

•	Gene Burton Associates (Franklin, Tennessee)

•	Med-Equip (Ambler, Pennsylvania)

•	ECRI (Plymouth Meeting, Pennsylvania)

The industry of planning and management of capital medical equipment is very fragmented. There are many small “mom and pop shops” through out the country that provide the same scope of services in a very small niche market.

(2) Companies that provide like technologies

•	Attainia (San Jose, California)

•	Mezzia (Indianapolis, Indiana)

The above companies have invested time and money to create technological solutions that are the sole source of their revenue. Their business is strictly software licensing, no consulting and/or support services.

To date, we are not aware of any other company that derives its revenue from the combination of technology licensing fees and fees associated with professional services.

(3) Group Purchasing Organizations

GPOs (Group Purchasing Organizations) control the general purchasing of nearly 85% of hospitals in the U.S., with Premier, Novation, MedAssets Tenet, Amerinet and Columbia/HCA together comprising greater than 65%. However, while GPOs bring efficient aggregation and group buy programs to medical, surgical and consumable products, those products directly associated with patient stay days, they do not currently have contractual control over capital equipment. In this case, they control roughly 2%-5% of the capital purchased. Additionally, they have not yet developed systems that address capital forecasting and planning, nor have they aggregated purchasing demand for equipment in any manner to significantly lower cost to hospitals. This is largely due to the relative complexities of equipment planning and procurement in comparison to medical/surgical procurement and the need for expertise.

Employees

We have 8 full time employees and 12 consultants. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTY

We presently lease office space at 55 Accord Park Drive in Rockland, Massachusetts. We currently lease approximately 3,105 square feet. The base rent of the lease is as follows: 2004 - $56,925 per annum; 2005 - $58,148 per annum and 2006 (until April 30, 2006) - $19,665. The lease expires on April 30, 2006 and includes payments for common area maintenance, real estate and sales taxes. The lease is personally guaranteed by our President and CEO, Bill McGowan. We have paid a $15,000 security deposit presently being held by the landlord.

We also have regional sales and support offices located at 625 Broadway, Suite 1111, San Diego, California and Philadelphia. We currently lease approximately 1000 square feet in the San Diego Office. The base rent of the lease is as follows: 2004 – 2006: $12,000 per annum. The lease is reviewed for renewal in 2007. Our Philidelphia office is operated out of the home office of our regional manager. No official lease exists.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding. We are not aware of any contemplated proceeding by a governmental authority. Also, we do not believe that any director, officer, or affiliate, any owner of record or beneficially of more than five percent of the outstanding common stock, or security holder, is a party to any proceeding in which he or she is a party adverse to us or has a material interest adverse to us.

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MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about our executive officers and directors.

Name	Age	Position	Director Since
William B. McGowan, Jr.	51	Chairman, President & CEO	2001
Chris Sanborn	37	Vice President – Operations	2001
Richard Propper, M.D.	58	Director	2001
Kerry Propper	30	Director	2001

Set forth below is certain biographical information regarding our executive officers and directors:

WILLIAM B. MCGOWAN, JR. has been our President, Chief Executive Officer and Chairman of the Board of Directors since our inception in 2001. Bill has over 25 years of sales and consulting experience in the healthcare industry. Following several years of field sales experience for a medical supplier, Bill sought out opportunities in the hospital construction and healthcare capital equipment market. His hospital design and construction experience started with The Architect’s Collaborative based in Cambridge, Massachusetts, where he designed and implemented an application to plan equipment and perform cost estimates. The application was employed for The Architect’s Collaborative healthcare clients throughout North America and around the world, including several projects in Europe, the Middle East and Southeast Asia. He then moved to RHA, a South Carolina company dedicated to equipment planning. At RHA, Bill began the planning for Healthcare International (HCI) in Scotland where he joined the staff in 1991. During his three years at HCI in the United Kingdom, Bill managed the entire equipment/furniture procurement effort totaling more than $20 million.

In 1995, Bill returned to the States and launched William B. McGowan & Associates, based in Cohasset, Massachusetts, a project planning and equipment procurement consulting firm. After operating for several years, Bill merged operations with RHA to form Source Atlantic in 2001. His skill set includes in-depth knowledge of the healthcare capital equipment market, strategic acquisition planning, procurement tactics, and contract negotiation. He has presented to the United Nations Development Council on how to plan and execute healthcare projects in the developing world and has participated in several industry roundtable forums. His education includes a Bachelor of Science degree in Computer Science and Operational Management from Boston College in 1975.

CHRIS SANBORN has been our Vice President of Operations since our inception in 2001. Chris has over 10 years of professional experience in Domestic and International Operations and Supply Chain Management. Prior to joining us as our Vice President of Operations upon inception, Chris was a senior associate with RP Associates, located in San Diego, California, from December 1998 until October 2000. RP Associates is a private equity firm providing seed stage funding and management services to emerging e-businesses. In this capacity, Chris provided leadership to client companies including FRS Inc., a leading manufacturer and distributor of automated POS systems, FSBuy.com, an e-commerce portal for the food service industry, and Kawama.com, an education company. Chris also managed International Distribution and Purchasing Divisions for Dominos Pizza where he was instrumental in the development of his divisions automated forecasting, replenishment and logistics applications. He attended the University of New Mexico where he majored in business administration.

DR. RICHARD PROPPER has been our director since our inception in 2001. From 2000 to the present, Dr. Propper has been the Managing Director of Chardin Capital based in San Diego, California. Chardin Capital is a merchant bank focusing on mid-cap opportunities in the People’s Republic of China. In addition, since March 2004, he has been the Chairman of Chardin Capital Acquisition Corp., also based in San Diego, California. Chardin Capital Acquisition Corp. is a blind pool that has raised $24M. It’s stated goal is to merge with a Chinese based entity. From 1998 until 2000, Dr. Propper was the founder and Executive Chairman of Medibuy.com. Medibuy.com, based in San Diego, California was a B to B company specializing in the healthcare industry. In 1969, he received his B. Sc. in Chemistry from McGill University located in Montreal, Canada. In 1972, he received his M.D. from Stanford University. He has a national reputation in the venture capital industry. Dr. Propper is co-founder of Medibuy.com.

KERRY PROPPER has been our director since our inception in 2001. He is a strategic positioning and funding advisor. He is the founder and President of Windsor Capital LLC, an NASD SIPC New York based broker-dealer; and Private Capital Group LLC, an investment and strategic-planning firm focused on the investment and management of seed to second stage technology firms. Kerry is currently the CEO of The Gramercy Group LLC, a broker/dealer based in New York, New York. He is a graduate of Colby College in 1997 with a degree in economics. He also attended the London School of Economics.

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EXECUTIVE COMPENSATION

Compensation of Executive Officers

Summary Compensation Table. The following table sets forth information concerning the annual and long-term compensation awarded to, earned by, or paid to the named executive officer for all services rendered in all capacities to our company, or any of its subsidiaries, for the years ended December 31, 2003, 2002 and 2001:

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Securities Other Annual Compensation	Restricted Stock Award (s)	Securiites Underlying Options
William B. McGowan, Jr.	2003	$54,000	- 0 -	- 0 -	- 0 -	- 0 -
President and CEO (1)	2002	$75,000	- 0 -	- 0 -	- 0 -	- 0 -
	2001	$135,000	- 0 -	- 0 -	- 0 -	- 0 -
Chris Sanborn	2003	$75,667	- 0 -	- 0 -	- 0 -	- 0 -
Vice President (2)	2002	$66,500	- 0 -	- 0 -	- 0 -	- 0 -
	2001	$116,000	- 0 -	- 0 -	- 0 -	- 0 -

(1)	In 2004 to date, Bill has been paid $84,000 in salary.

(2)	In 2004 to date, Chris has been paid $86,167 in salary.

Option Grants Table. The following table sets forth information concerning individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table during fiscal 2003.

OPTIONS GRANTS IN LAST FISCAL YEAR

(Individual Grants)

Expiration Name	Number of securities underlying options granted (#)	Percent of total options granted to employees in last fiscal year	Exercise or base price ($/Share)	Date
William B. McGowan, Jr.	- 0 -	N/A	N/A	N/A
Chris Sanborn	- 0 -	N/A	N/A	N/A

Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth certain information regarding stock options exercised during fiscal 2003 and held as of December 31, 2003, by the executive officers named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise (#)	Value realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)	Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable
William B. McGowan, Jr.	- 0 -	N/A	N/A	N/A
Chris Sanborn	- 0 -	N/A	N/A	N/A

Employment Contracts

There are presently no employment agreements with any of our executives.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

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Stock Option and Stock Issuance Plans

Our 2001 Equity Incentive Plan permits the grant of stock options exercisable for shares of our common stock to corporate officers, directors, employees, and consultants upon such terms, including exercise price and conditions and timing of exercise, as may be determined by management. The Plan states that such options vest at 25% on the first anniversary of the vesting commencement date and 1/36th of the shares vest monthly thereafter for the following 3 years. Options are generally granted at fair market value at the date of grant, are exercisable upon vesting and expire 10 years after the date of grant. The Plan permits the issuance of either incentive stock options or non-qualified stock options. We have reserved 3,000,000 shares of our common stock for the Plan. At December 31, 2003, we had 297,000 outstanding options with an exercise price based on 10% of the first trading of our shares of common stock on a recognized stock exchange.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information derived from the named person, or from the transfer agent, concerning the ownership of common stock as of December 15, 2004, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of the common stock; (ii) all directors and executive officers; and (iii) directors and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (1)
William B. McGowan, Jr.	1,534,718	32.30%
Chris Sanborn	210,000	4.42%
Richard Propper	468,886	9.87%
Kerry Propper	857,214	18.04%

Executive Officers and Directors as a Group (4 Persons)	3,070,818	64.64%

*	- Represents beneficial ownership of less than 1% of the total number of shares of common stock outstanding.

(1)	All of the persons are believed to have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided. Percentage is based on 4,750,000 shares outstanding as of December 15, 2004.

SELLING STOCKHOLDERS

The shares being offered for resale by the selling stockholders consist of the total of 749,887 shares of our common stock.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 15, 2004 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of common stock owned prior to the offering	Percent of common shares owned prior to the offering(1)	Shares of common stock to be sold in the offering(1)	Number of shares owned after offering(1)	Percent of shares owned after offering(1)
Redwood Consultants (2)	195,000	4.1%	195,000	0	0
Airtex Business Consultants (3)	245,000	5.15%	245,000	0	0
Jerry Braegelmann	15,000	0.3%	15,000	0	0
Lorraine F. Meisner	11,000	0.2%	11,000	0	0
Kerry Propper	857,214	18.04%	134,846	722,368	15.20%
Richard Propper	468,886	9.9%	56,777	412,109	8.67%
George Kaufman	34,286	0.7%	14,195	20,091.42%
Steven Urbach	34,286	0.7%	14,195	20,091.42%
Jason Rivas	17,143	0.4%	7,097	10,046.21%
James Stryker	17,143	0.4%	7,097	10,046.21%
Jordan Podell	17,143	0.4%	7,097	10,046.21%
Jonas Grossman	102,857	2.2%	42,583	60,274	1.26%

(1)	The percentage of shares is based on 4,750,000 shares issued and outstanding as of December 15, 2004.

18

(2)	Jans Dalgaard is a representative of, and makes investment decisions for Redwood Consultants.

(3)	Lyle Mortenson is a representative of, and makes investment decisions for Airtex Business Consultants.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders, including our officers and directors, will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered.

The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading,

•	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

•	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $50,000.

We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus. The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.

19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Two of our directors, Richard Propper and Kerry Propper have loaned us money. To date, the principal amount due to Richard Propper is $50,000 and to Kerry Propper is $55,000. Interest on the loans accrues at 7% per annum. Richard Propper’s loan matures on November 19, 2006. Kerry Propper’s loan matures on July 19, 2006.

Two of our officers, William B. McGowan, Jr. and Chris Sanborn have loaned us money. To date, the principal amount due to William B. McGowan, Jr. is $395,000 and to Chris Sanborn is $136,333. Interest on the loans accrues at the rate of 7% per annum.

DESCRIPTION OF SECURITIES

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Common Stock

We are presently authorized to issue 10,000,000 shares of $.001 par value common stock. At December 15, 2004, we had 4,750,000 shares of common stock outstanding. The holders of our common stock are entitled to equal dividends and distributions when, as, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other of our securities, except for outstanding options described above. Upon liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

On December 13, 2004, we undertook a 4 for 5 reverse split of our common stock.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of $.001 par value preferred stock. At December 15, 2004, we had no shares of preferred stock outstanding. Under our Certificate of Incorporation, the Board of Directors will have the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further shareholder action and may adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years and interim period subsequent to December 31, 2003, there have been no disagreements with Jewett, Schwartz & Associates, our independent auditor, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

TRANSFER AGENT

We intend to retain a transfer agent after filing this registration statement.

EXPERTS

The financial statements included in this prospectus have been audited by Jewett, Schwartz & Associates, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our recurring losses from operations which raise substantial doubt about our ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey 07726.

20

FINANCIAL STATEMENTS

We have attached to this prospectus copies of our audited financial statements as of December 31, 2003 and 2002. We have also included unaudited financial statements for the nine months ended September 30, 2004 and 2003.

FINANCIAL STATEMENTS

SOURCE ATLANTIC, INC.

SOURCE ATLANTIC, INC.

CONDENSED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable, net	121,281	92,844
Other receivables	28,000	28,000

Total Current Assets	149,281	120,844
Property and Equipment, net of accumulated depreciation of 68,599 and 55,474	22,249	35,353
Software Development Costs, net of amortization of 273,527 and 156,000	529,986	627,512

TOTAL ASSETS	$701,516	$783,709

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$428,806	$343,118
Line of credit	42	1,423
Due to related party	—	—

Total Current Liabilities	428,848	344,541

Notes Payable to Shareholders	332,594	216,667
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock - ($.001 par value; 5,000,000 shares authorized, 875,000 shares issued and outstanding)	875	875
Common stock - ($0.001 par value; 10,000,000 shares authorized; 2,223,481 shares issued and outstanding)	2,224	2,067
Additional paid in capital	1,029,016	873,058
Accumulated deficit	(1,092,041)	(653,499)

Total Stockholders’ Equity (Deficit)	(59,926)	222,501

Total LIABILITIES AND STOCKHOLDERS’ EQUITY	$701,516	$783,709

The accompanying notes are an integral part of these financial statements.

SOURCE ATLANTIC, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
REVENUES:
Consulting income	$279,036	$303,632	$787,420	$1,083,833

EXPENSES:
Payroll and benefits	198,242	114,222	570,221	467,350
General and administrative	146,171	55,605	414,784	205,431
Outside services	15,431	63,755	85,442	262,223
Depreciation and amortization	43,551	58,057	130,652	124,137
Bad debt expense	—	3,970	—	11,909
Interest	16,138	1,352	18,168	16,177
Sales and marketing	1,979	1,200	6,694	4,882
Other expense	—	—	—	1,500

TOTAL EXPENSES	421,511	298,161	1,225,962	1,093,609

NET LOSS	$(142,475)	$5,471	$(438,542)	$(9,776)

Loss per common share – basic and diluted	$(0.07)	$—	$(0.21)	$—

Weighted average common shares outstanding – basic and diluted	2,118,938	2,066,666	2,084,090	2,066,666

The accompanying notes are an integral part of these financial statements.

SOURCE ATLANTIC, INC.

STATEMENTS OF CASH FLOWS

	Nine Months Ended Sept 30,	Nine Months Ended Sept 30,
	2004	2003
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net loss	$(438,542)	$(9,776)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	130,652	124,137
Changes in Operating Assets and Liabilities:
Decrease (increase) in accounts receivable	(28,437)	196,009
Increase in accounts payable and accrued expenses	101,115	33,083

Net cash provided by (used in) operating activities	(235,212)	343,453

Cash Flows from Investing Activities:
Software development costs	(20,022)	(262,537)

Net cash used for investing activities	(20,022)	(262,537)

Cash Flows from Financing Activities:
Repayments of amounts due to related parties	(4,500)	(32,500)
Proceeds of notes payable to shareholders	105,000	20,000
Proceeds of stock issuance	156,115	—
Net repayments on lines of credit	(1,381)	(73,766)

Net cash provided by (used in) financing activities	255,234	(86,266)

Net Decrease in Cash	(0)	(5,350)
Cash, Beginning of Period	—	6,319

Cash, End of Period	$(0)	$969

Supplemental Disclosures:
Cash paid for interest	$1,698	$14,015

The accompanying notes are an integral part of these financial statements.

SOURCE ATLANTIC, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2001	775,000	$775	2,066,666	$2,067	773,158	(317,106)	458,894
Issuance of preferred stock	100,000	100	—	—	99,900	—	100,000
Net loss	—	—	—	—	—	(297,189)	(297,189)

Balance at December 31, 2002	875,000	875	2,066,666	2,067	873,058	(614,295)	261,705
Net loss						(39,204)	(39,204)

Balance at December 31, 2003	875,000	$875	2,066,666	$2,067	$873,058	$(653,499)	$222,501

Unaudited
Issuance of common stock			156,815	157	155,958		156,115
Net loss - nine months ended September 30, 2004						(438,542)	(438,542)

Balance at September 30, 2004	875,000	$875	2,223,481	$2,224	$1,029,016	$(1,092,041)	$(59,926)

The accompanying notes are an integral part of these financial statements.

SOURCE ATLANTIC, INC

Notes to the Financial Statements (unaudited)

For the Nine Months Ended September 30, 2004 and 2003

NOTE A – DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Source Atlantic, Inc., (a Delaware Corporation) (hereinafter referred to as the (“Company” or “Source”) was incorporated in 2001 for the purpose of providing consulting services to hospitals focused on the procurement of capital equipment. Such services are provided through the use and licensing of proprietary software, as well as, providing logistics, planning and coordinating services. The Company’s customers are located in various parts of the United States with a primary concentration in the New England area.

The accompanying unaudited condensed financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America for interim financial statements and Item 310 of Regulation S-B. Accordingly, these financial statements do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. It is management’s opinion that these statements include all adjustments, consisting of only normal recurring adjustments, necessary to make the financial position of the Company at September 30, 2004 and its results of operations and cash flows for the nine months then ended not misleading. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto as of December 31, 2003 and for each of the two years ended December 31, 2003 and 2002, which are included elsewhere in this document.

NOTE B - SELECTED SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Software Development Costs

SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” requires capitalization of software development costs incurred subsequent to establishment of technological feasibility and prior to the availability of the product for general release to customers. In 2003 and 2002 the Company capitalized approximately $309,000 and $101,000 respectively, which primarily including personnel and consulting costs. In 2004 the Company has capitalized approximately $20,000. Systematic amortization of capitalized costs begins when a product is available for general release to customers and is computed on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life. Amortization of software development costs in 2003 was $150,000. No amortization expense was incurred in 2002. Amortization of software development costs for the three months ended September 30, 2004 and 2003 was $39,000 and $54,000, respectively (unaudited). Amortization of software development costs for the nine months ended September 30, 2004 and 2003 was $117,500 and $111,000, respectively (unaudited).

Management continually evaluates the net realizable value of software costs capitalized by comparing estimated future gross revenues reduced by the estimated future costs of completing, disposing and maintaining the software. These costs also include the costs of performing maintenance and customer support required by the Company.

SOURCE ATLANTIC, INC

Notes to the Financial Statements (unaudited)

For the Nine Months Ended September 30, 2004 and 2003

NOTE B – SELECTED SIGNIFICANT ACCOUNTING POLICIES – (continued)

Revenue Recognition

Revenues are recognized from consulting services provided under contractual arrangements that are billed based on chargeable hours incurred on behalf of a customer or services billed on a fixed fee basis for licensing and support fees provided to the Company’s customers. Such revenues are recognized when the services are rendered and billed based on the respective contractual arrangements. Accordingly, the Company recognizes has adopted Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

Earnings (Loss) Per Share

Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share”, requires the presentation of basic and diluted earnings per share (“EPS”). Basic EPS is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes the potential dilution that could occur if options or other contracts to issue common stock were exercised or converted. The equity securities are not reflected in diluted loss per share for the nine months ended September 30, 2004 because their effects would be anti-dilutive.

SOURCE ATLANTIC, INC

Notes to the Financial Statements (unaudited)

For the Nine Months Ended September 30, 2004 and 2003

NOTE C – NOTES PAYABLE TO SHAREHOLDERS

The Company has unsecured notes payable to certain shareholders. The notes will be due on demand on January 1, 2005. These notes accrued approximately $15,000 in interest expense for the nine months ended September 30, 2004.

NOTE D – COMMITMENTS AND CONTINGENCIES

The Company leases it corporate office space under a non-cancelable operating lease. The lease term, expires in April 2006 and includes payments for common area maintenance, real estate and sales taxes. The lease is personally guaranteed by the Company’s president. The minimum lease commitment, for the non-cancelable operating lease, for the subsequent years are summarized as follows:

2004	$57,000
2005	58,000
2006	20,000

$135,000

The Company has incurred approximately $58,000 and $67,000 of rent expense under this lease through December 31, 2003 and 2002, respectively. The Company has incurred approximately $14,000 of rent expense under this lease for the three months ended September 30, 2004 and 2003, respectively (unaudited). The Company has incurred approximately $37,000 and $44,000 of rent expense under this lease for the nine months ended September 30, 2004 and 2003, respectively (unaudited).

NOTE E – MATERIAL CONTRACTS AND AGREEMENTS

The Company has an agreement with an application service provider that provides various application and hosting services to the Company in connection with the Company’s proprietary software. This agreement is subject to certain terms and conditions whereby the Company and the provider acknowledges and grants to each other certain non-transferable, non-exclusive worldwide royalty-free license to use and modify the Customer Content of the Company solely in connection with the provision of the application services and any necessary activities related thereto and to sublicense the Customer Content as part of the Application Service Provided Content. The service provider acknowledges that the Company owns all the rights, title and interest in the Customer Content and the Customer Brand Features, all derivatives, enhancements and improvements thereof, and all Intellectual Property Rights therein. The agreement expires in May of 2006 subject to both the option to renew by both parties as well as early termination provisions. The Company paid fees to the service provider consisting of both software development and software maintenance in aggregate of approximately $89,000 for the nine months ended September 30, 2004.

NOTE F – STOCKHOLDERS’ EQUITY

During the nine months ended September 30, 2004 the Company issued 156,815 shares of its common stock for gross proceeds of $156,115 in private placements of equity to limited numbers of accredited investors.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the shareholders and board of directors

Source Atlantic, Inc.

We have audited the accompanying balance sheets of Source Atlantic, Inc. (a Delaware corporation) as of December 31, 2003 and 2002, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Source Atlantic, Inc. as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

JEWETT, SCHWARTZ & ASSOCIATES

Hollywood, Florida

May 15, 2004

SOURCE ATLANTIC, INC.

BALANCE SHEETS

	December 31
	2003	2002
ASSETS
Current Assets
Cash and cash equivalents	$—	$6,319
Accounts receivable, net	92,844	339,801
Other receivables	28,000	—

Total Current Assets	120,844	346,120
Property and Equipment, net of accumulated depreciation of 55,474 and 37,974	35,353	52,853
Software Development Costs, net of amortization of 156,000 and 0.	627,512	474,023

TOTAL ASSETS	$783,709	$872,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$343,118	$278,865
Line of credit	1,423	70,553
Due to related party	—	32,706

Total Current Liabilities	344,541	382,124

Notes Payable to Shareholders	216,667	229,167

STOCKHOLDERS’ EQUITY
Preferred stock - ($.001 par value; 5,000,000 shares authorized, 875,000 shares issued and outstanding)	875	875
Common stock - ($0.001 par value; 10,000,000 shares authorized; 2,066,666 shares issued and outstanding)	2,067	2,067
Additional paid in capital	873,058	873,058
Accumulated deficit	(653,499)	(614,295)

Total Stockholders’ Equity	222,501	261,705

Total LIABILITIES AND STOCKHOLDERS’ EQUITY	$783,709	$872,996

The accompanying notes are an integral part of these financial statements.

SOURCE ATLANTIC, INC.

STATEMENTS OF OPERATIONS

	December 31,
	2003	2002
REVENUES:
Consulting income	$1,322,151	$1,176,085

EXPENSES:
Payroll and benefits	582,939	773,042
General and administrative	214,141	385,746
Outside services	294,694	155,862
Depreciation and amortization	57,716	67,684
Bad debt expense	173,500	26,481
Interest	15,879	35,000
Sales and marketing	14,477	16,090
Other expense	8,009	13,369

TOTAL EXPENSES	1,361,355	1,473,274

NET LOSS	$(39,204)	$(297,189)

Loss per common share – basic and diluted	$(0.02)	$(0.14)

Weighted average common shares outstanding – basic and diluted	2,066,666	2,066,666

The accompanying notes are an integral part of these financial statements.

SOURCE ATLANTIC, INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

	Preferred Stock		Common Stock		Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance at January 1, 2001	775,000	$775	2,066,666	$2,067	773,158	(317,106)	458,894
Issuance of preferred stock	100,000	100	—	—	99,900	—	100,000
Net loss	—	—	—	—	—	(297,189)	(297,189)

Balance at December 31, 2002	875,000	875	2,066,666	2,067	873,058	(614,295)	261,705
Net loss						(39,204)	(39,204)

Balance at December 31, 2003	875,000	$875	2,066,666	$2,067	$873,058	$(653,499)	$222,501

The accompanying notes are an integral part of these financial statements.

SOURCE ATLANTIC, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2003	2002
Cash Flows From Operating Activities:
Net loss	(39,204)	$(297,189)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	173,500	26,481
Provision for doubtful accounts	15,879	35,000
Changes in Operating Assets and Liabilities:
Decrease (increase) in accounts receivable	231,079	(65,195)
Increase in other receivables	(28,000)	—
Increase in cash overdraft	1,233	—
Increase in accounts payable and accrued expenses	63,019	129,443

Net cash provided by (used in) operating activities	417,506	(171,460)

Cash Flows from Investing Activities:
Software development costs	(309,489)	(101,120)
Purchase of furniture and equipment	—	(18,004)

Net cash used for investing activities	(309,489)	(119,124)

Cash Flows from Financing Activities:
Repayments of amounts due to related parties	(32,706)	(10,218)
Proceeds of notes payable to shareholders	(12,500)	179,167
Proceeds of stock issuance	—	100,000
Net repayments on lines of credit	(69,130)	(16,624)

Net cash provided by (used in) financing activities	(114,336)	252,325

Net Decrease in Cash	(6,319)	(38,259)
Cash, Beginning of Year	6,319	44,578

Cash, End of Year	—	$6,319

Supplemental Disclosures:
Cash paid for interest	14,477	$16,090

The accompanying notes are an integral part of these financial statements.

SOURCE ATLANTIC, INC

Notes to the Financial Statements

For the years ended December 31, 2003 and 2002

NOTE A - DESCRIPTION OF THE BUSINESS

Source Atlantic, Inc., (a Delaware Corporation) (hereinafter referred to as the (“Company” or “Source”) was incorporated in 2001 for the purpose of providing consulting services to hospitals focused on the procurement of capital equipment. Such services are provided through the use and licensing of proprietary software, as well as, providing logistics, planning and coordinating services. The Company’s customers are located in various parts of the United States with a primary concentration in the New England area.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and amounts due from banks with original maturities of three months or less.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair market value because of the short maturity of those instruments. Notes payable approximate fair value.

Accounts Receivable

The Company performs ongoing credit evaluations of customers, and generally does not require collateral. Allowances are maintained for potential credit losses and returns and such losses have been within management’s expectations.

Credit Risk

It is the Company’s practice to place its cash equivalents in high quality money market securities with one major banking institution. Certain amounts of such funds are not insured by the Federal Deposit Insurance Corporation. However, the Company considers its credit risk associated with cash and cash equivalents to be minimal. During 2003 and 2002, the Company had sales to two customers that totaled an aggregate of 65% and 62% of gross revenues, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Equipment is recorded at cost and depreciated using accelerated methods, over the estimated useful life of the asset, which is seven years. Maintenance and repairs are charged to expense as incurred. Major replacements and improvements are capitalized.

SOURCE ATLANTIC, INC

Notes to the Financial Statements

For the years ended December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Software Development Costs

SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed,” requires capitalization of software development costs incurred subsequent to establishment of technological feasibility and prior to the availability of the product for general release to customers. In 2003 and 2002 the Company capitalized approximately $309,000 and $101,000 respectively, which primarily including personnel and consulting costs. In 2004 the Company has capitalized approximately $20,000. Systematic amortization of capitalized costs begins when a product is available for general release to customers and is computed on a product-by-product basis at a rate not less than straight-line basis over the product’s remaining estimated economic life. Amortization of software development costs in 2003 was $150,000. No amortization expense was incurred in 2002

Management continually evaluates the net realizable value of software costs capitalized by comparing estimated future gross revenues reduced by the estimated future costs of completing, disposing and maintaining the software. These costs also include the costs of performing maintenance and customer support required by the Company.

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock, with such designations, rights, preferences, privileges and restrictions to be determined by the Company’s Board of Directors. As of December 31, 2003, 875,000 shares of preferred stock were issued and outstanding.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes as required by SFAS No. 109 “Accounting for Income Taxes”. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of certain assets and liabilities. Since its inception, the Company has incurred net operating losses. Accordingly, no provision has been made for income taxes.

Revenue Recognition

Revenues are recognized from consulting services provided under contractual arrangements that are billed based on chargeable hours incurred on behalf of a customer or services billed on a fixed fee basis for licensing and support fees provided to the Company’s customers. Such revenues are recognized when the services are rendered and billed based on the respective contractual arrangements. Accordingly, the Company recognizes has adopted Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements.

Advertising

The Company expenses advertising costs as incurred. Advertising expense was approximately $8,000 and $13,000, for the years ended December 31, 2003 and 2002, respectively.

SOURCE ATLANTIC, INC

Notes to the Financial Statements

For the years ended December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Research and Development Costs

Generally accepted accounting principles state that costs that provide no discernible future benefits, or allocating costs on the basis of association with revenues or among several accounting periods that serve no useful purpose, should be charged to expense in the period occurred. SFAS No. 2 “Accounting for Research and Development Costs” requires that certain costs be charged to current operations including, but not limited to: salaries and benefits; contract labor; consulting and professional fees; depreciation; repairs and maintenance on operational assets used in the production of prototypes; testing and modifying product and service capabilities and design; and, other similar costs. The Company had $0.00 and $89,000 of research and development costs for the years ended December 31, 2003 and 2002, respectively. The Company did not incur any research and development costs 2003.

Stock-Based Compensation:

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation,” and SFAS No. 148 “Accounting for Stock Based Compensation - Transition and Disclosure,” which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

The Company accounts for stock options or warrants issued to non-employees for goods or services in accordance with the fair value method of SFAS 123. Under this method, the Company records an expense equal to the fair value of the options or warrants issued. The fair value is computed using an options pricing model.

Earnings (Loss) Per Share

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding during the periods. Diluted net income (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.

Recent Accounting Pronouncements:

Statement No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” updates, clarifies, and simplifies existing accounting pronouncements. Statement No. 145 rescinds Statement 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result, the criteria in Opinion 30 will now be used to classify those gains and losses. Statement 64 amended Statement 4, and is no longer necessary because Statement 4 has been rescinded. Statement 44 was issued to establish accounting requirements for the effects of transition to the provisions of the motor Carrier Act of 1980. Because the transaction has been completed, Statement 44 is no longer necessary. Statement 145 amends Statement 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions is accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with FASB’s goal requiring similar accounting treatment for transaction that have similar economic effects. This statement is effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on the Company’s financial position, results of operations or liquidity.

SOURCE ATLANTIC, INC

Notes to the Financial Statements

For the years ended December 31, 2003 and 2002

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Statement No. 146, “Accounting for Exit or Disposal Activities” (“SFAS 146”) addresses the recognition, measurement, and reporting of cost that are associated with exit and disposal activities that are currently accounted for pursuant to the guidelines set forth in EITF 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to exit an Activity (including Certain Cost Incurred in a Restructuring),” cost related to terminating a contract that is not a capital lease and one-time benefit arrangements received by employees who are involuntarily terminated – nullifying the guidance under EITF 94-3. Under SFAS 146, the cost associated with an exit or disposal activity is recognized in the periods in which it is incurred rather than at the date the Company committed to the exit plan. This statement is effective for exit or disposal activities initiated after December 31, 2002 with earlier application encouraged. The adoption of SFAS 146 does not have a material impact on the Company’s financial position, results of operations or liquidity.

Statement No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure”, amends FASB Statement No. 123, “Accounting for Stock-Based Compensation.” In response to a growing number of companies announcing plans to record expenses for the fair value of stock options, Statement 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Statement also improves the timeliness of those disclosures by requiring that this information be included in interim as well as annual financial statements. In the past, companies were required to make pro forma disclosures only in annual financial statements. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the disclosure provisions of Statement 148 for the year ended December 31, 2002, but will continue to use the method under APB 25 in accounting for stock options. The adoption of the disclosure provisions of Statement 148 did not have a material impact on the Company’s financial position, results of operations or liquidity.

NOTE C - PROPERTY AND EQUIPMENT, net

Property and Equipment consists of the following at December 31, 2003 and 2002:

	2003	2002
Equipment	$90,826	$90,826
Less: accumulated
Depreciation	(55,474)	(37,974)

	$35,352	$52,852

SOURCE ATLANTIC, INC

Notes to the Financial Statements

For the years ended December 31, 2003 and 2002

NOTE D - LOANS PAYABLE TO RELATED PARTIES

During 2002, certain employees of the Company advanced funds to the Company as non-interest bearing loans to fund immediate working capital requirements. The loans were repaid in 2003. No additional funds were advanced to the Company.

NOTE E - NOTES PAYABLE TO SHAREHOLDERS

The Company has unsecured notes payable to certain shareholders. The notes will be due on demand on January 1, 2005.

NOTE F - SHAREHOLDERS’ EQUITY

Equity Incentive Plan:

The Company has elected to follow Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock-based compensation. In addition, the Company provides pro forma disclosure of stock-based compensation, as measured under the fair value requirements of SFAS No. 123, Accounting for Stock-Based Compensation. These pro forma disclosures are provided as required under SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure.

APB No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to the market value at the date of grant. However APB No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of compensation expense for grants of stock, stock options, and other equity instruments over the vesting periods of such grants, based on the estimated grant-date fair market values of those grants.

In 2002, the Company has adopted the “2002 Equity Incentive Plan”. Under this plan, stock options may be granted at the discretion of management to Employees, Directors and Consultants of the Company. Such options vest at 25% on the first anniversary of the Vesting Commencement Date and 1/36th of the shares vest monthly thereafter over the following 3 years. Options generally are granted at fair market value at the date of grant, are exercisable upon vesting and expire 10 years after the date of grant. The plan permits the issuance of either incentive stock options or non-qualified stock options. Under this plan the Company has reserved 3,000,000 shares of common stock.

At December 31, 2003, the Company has outstanding 297,000 options with an exercise price based on 10% of the first trade of shares on a public company stock exchange. These options did not have a fair market value on their respective grant dates. Additionally, as of December 31, 2003 no options are exercisable and the respective exercise price cannot be determined. Accordingly, these options do not have an effect on pro forma net earnings.

SOURCE ATLANTIC, INC

Notes to the Financial Statements

For the years ended December 31, 2003 and 2002

NOTE F - SHAREHOLDERS’ EQUITY - continued

Equity Incentive Plan: continued

A summary of the options in Source Atlantic, Inc. issued to employees and consultants at December 31, 2003 is presented below:

Number of Options
Stock Options
Balance at January 1, 2002	222,000
Granted	75,000
Exercised	—
Forfeited	—

Balance at December 31, 2002	297,000
Granted	—
Exercised	—
Forfeited	—

Balance at December 31, 2003	297,000

Options exercisable at December 31, 2003	None

NOTE G - INCOME TAXES

The financial statements reflect a benefit of approximately $240,000 as of December 31, 2003 arising from net operating loss carryforwards that expire between the years 2021 and 2023. A valuation allowance of the same amount has been established, since the Company does not have the revenue history to support the future recognition of the deferred tax asset as well as potential limitations on net operating losses further described below.

No provision for income taxes has been recognized in 2003 and 2002, because a valuation allowance of $16,000 and $120,000, offsetting the related benefit, was recognized.

Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code. The annual limitation may result in the expiration of net operating loss carry-forwards before utilization.

NOTE H - COMMITMENTS AND CONTINGENCIES

The Company leases it corporate office space under a non-cancelable operating lease. The lease term, expires in April 2006 and includes payments for common area maintenance, real estate and sales taxes. The lease is personally guaranteed by the Company’s president. The minimum lease commitment, for the non-cancelable operating lease, for the subsequent years are summarized as follows:

2004	$57,000
2005	58,000
2006	20,000

$135,000

The Company has incurred approximately $58,000 and $67,000 of rent expense under this lease through December 31, 2003 and 2002, respectively.

SOURCE ATLANTIC, INC

Notes to the Financial Statements

For the years ended December 31, 2003 and 2002

NOTE I – PROFIT SHARING PLAN

The Company has a 401(k) profit sharing plan covering all employees meeting certain minimum length of service and age requirements. No contributions have been made to this plan during 2003 and 2002, respectively.

NOTE J – MATERIAL CONTRACTS AND AGREEMENTS

The Company has an agreement with an application service provider that provides various application and hosting services to the Company in connection with the Company’s proprietary software. This agreement is subject to certain terms and conditions whereby the Company and the provider acknowledges and grants to each other certain non-transferable, non-exclusive worldwide royalty-free license to use and modify the Customer Content of the Company solely in connection with the provision of the application services and any necessary activities related thereto and to sublicense the Customer Content as part of the Application Service Provided Content. The service provider acknowledges that the Company owns all the rights, title and interest in the Customer Content and the Customer Brand Features, all derivatives, enhancements and improvements thereof, and all Intellectual Property Rights therein. The agreement expires in May of 2006 subject to both the option to renew by both parties as well as early termination provisions. The Company paid fees to the service provider consisting of both software development and software maintenance in aggregate of approximately $200,000 during 2003. No amounts were paid under this agreement during 2002.

SOURCE ATLANTIC, INC.

749,887 Selling Security Holder Shares of Common Stock

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.	INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

Section 145 of the General Corporation Law of the State of Delaware expressly authorizes a Delaware corporation to indemnify its officers, directors, employees, and agents against claims or liabilities arising out of such persons’ conduct as officers, directors, employees, or agents for the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company. Neither the articles of incorporation nor the Bylaws of the Company provide for indemnification of the directors, officers, employees, or agents of the Company. The Company has not adopted a policy about indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The eighth article of our Certificate of Incorporation includes provisions to eliminate, to the fullest extent permitted by Delaware General Corporation Law as in effect from time to time, the personal liability of our directors for monetary damages arising from a breach of their fiduciary duties as directors.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

SEC registration fee	$500
Legal fees and expenses (1)	$25,000
Accounting fees and expenses (1)	$20,000
Miscellaneous and Printing fees(1)	$4,500

Total (1)	$50,000

(1)	Estimated.

II - 1

ITEM 26.	RECENT SALES OF UNREGISTERED SECURITIES.

On October 1, 2004, we issued 25,000 shares of our restricted common stock to Steve Sperrazza pursuant to a settlement agreement. The issuance was valued at $3.00 per share or $75,000. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Sperazza was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Sperrazza had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 14, 2004, we issued 7,000 shares and 4,000 shares of our restricted common stock both to Lorraine Meisner for cash consideration of $6,300.00 and $3,600, respectively. The issuances were valued at $.90 per share or $9,900 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Ms. Meisner was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Ms. Meisner had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On November 14, 2004, we issued 15,000 shares of our restricted common stock to Jerry Braegelmann for cash consideration of $13,500. The issuance was valued at $.90 per share or $13,500. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Braegelmann was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Braegelmann had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 1, 2004, we issued 19,500 shares of our restricted common stock to Richard Propper for consulting services rendered to the company. The issuance was valued at $.45 per share or $8,775. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Propper was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Propper had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 5, 2004, we issued 75,000 shares of our restricted common stock to Chris Sanborn pursuant to the company’s equity incentive plan. The issuance was valued at $.10 per share or $7,500. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares.

II - 2

All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Sanborn was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Sanborn had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 5, 2004, we issued 50,000 shares of our restricted common stock to Jed Luby pursuant to the company’s equity incentive plan. The issuance was valued at $.10 per share or $5,000. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Luby was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Luby had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 5, 2004, we issued 50,000 shares of our restricted common stock to Phil Paradis for pursuant to the company’s equity incentive plan. The issuance was valued at $.10 per share or $5,000. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Paradis was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Paradis had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 5, 2004, we issued 5,000 shares of our restricted common stock to Pat Arnold pursuant to the company’s equity incentive plan. The issuance was valued at $.10 per share or $500. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Ms. Arnold was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Ms. Arnold had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 5, 2004, we issued 75,000 shares of our restricted common stock to Charlie Smith pursuant to the company’s equity incentive plan. The issuance was valued at $.10 per share or $7,500. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Smith was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Smith had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

II - 3

On December 8, 2004, we issued 243,750 shares of our restricted common stock to Redwood Consultants for consulting services rendered to us. The issuance was valued at $.72 per share or $220,500. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Redwood Consultants was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Redwood Consultants had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004 , we issued 306,250 shares of our restricted common stock to Airtex Business Consultants for consulting services rendered to us. The issuance was valued at $.72 per share or $225,000. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Airtex Business Consultants was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Airtex Business Consultants had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 187,269 shares of our restricted common stock to Parentech, Inc. for cash consideration of $149,815. The issuance was valued at $.80 per share or $149,815. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Parentech, Inc. was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Parentech, Inc. had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such

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shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 42,858 shares of our restricted common stock to George Kaufman for conversion of 25,000 shares of our Series A Preferred Stock. The issuance was valued at $1.714 per share based on the conversion price of each Series A Preferred Stock or $42,858 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Kaufman was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Kaufman had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 21,429 shares of our restricted common stock to James Striker for conversion of 12,500 shares of our Series A Preferred Stock. The issuance was valued at $1.714 per share based on the conversion price of each Series A Preferred Stock or $21,429 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Striker was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Striker had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 21,429 shares of our restricted common stock to Jordan Podell for conversion of 12,500 shares of our Series A Preferred Stock. The issuance was valued at $1.714 per share based on the conversion price of each Series A Preferred Stock or $21,429 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Podell was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Podell had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 300,003 shares of our restricted common stock to Jonas Grossman for conversion of 175,000 shares of our Series A Preferred Stock. The issuance was valued at $1.714 per share based on the conversion price of each Series A Preferred Stock or $300,003 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Grossman was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Grossman had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 342,860 shares of our restricted common stock to Richard Propper for conversion of 200,000 shares of our Series A Preferred Stock. The issuance was valued at $1.714 per share based on the conversion price of each Series A Preferred Stock or $342,860 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of

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shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Propper was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Propper had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 42,858 shares of our restricted common stock to Steven Urbach for conversion of 25,000 shares of our Series A Preferred Stock. The issuance was valued at $1.714 per share based on the conversion price of each Series A Preferred Stock or $42,858 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Urbach was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Urbach had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 21,429 shares of our restricted common stock to Jason Rivas for conversion of 12,500 shares of our Series A Preferred Stock. The issuance was valued at $1.00 per share based on the conversion price of each Series A Preferred Stock or $21,429 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Rivas was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Rivas had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 707,137 shares of our restricted common stock to Kerry Propper for conversion of 412,500 shares of our Series A Preferred Stock. The issuance was valued at $1.714 per share based on the conversion price of each Series A Preferred Stock or $707,137 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Propper was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Propper had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 209,375 shares of our restricted common stock to Kerry Propper for conversion of the company’s warrants. The issuance was valued at $.001 per share based on the warrant exercise price or $209.38. The issuance was valued at $.001 per share or $209.38 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Propper was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Propper had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

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On December 8, 2004, we issued 68,750 shares of our restricted common stock to Richard Propper for conversion of the company’s warrants. The issuance was valued at $.001 per share based on the warrant exercise price or $68.75. The issuance was valued at $.001 per share or $68.75 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Propper was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Propper had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 35,875 shares of our restricted common stock to Jonas Grossman for conversion of the company’s warrants. The issuance was valued at $.001 per share based on the warrant exercise price or $35.88. The issuance was valued at $.001 per share or $35.88 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Grossman was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Grossman had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 8, 2004, we issued 12,500 shares of our restricted common stock to Brian Dowling for conversion of the company’s warrants. The issuance was valued at $.001 per share based on the warrant exercise price or $12.50. The issuance was valued at $.001 per share or $12.50 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Dowling was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Dowling had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 10, 2004, we issued 405,065 shares of our restricted common stock to William B. McGowan, Jr. in consideration for past due services rendered to the company as an officer (280,065) and director (125,000). The issuance was valued at $.45 per share or $182,279. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. McGowan was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. McGowan had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 10, 2004, we issued 125,000 shares of our restricted common stock to Kerry Propper for services as a director of the company. The issuance was valued at $.45 per share or $56,250 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares

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by us did not involve a public offering. Mr. Propper was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Propper had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 10, 2004, we issued 125,000 shares of our restricted common stock to Richard Propper for services as a director of the company. The issuance was valued at $.45 per share or $56,250 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Propper was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Propper had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 10, 2004, we issued 187,500 shares of our restricted common stock to Chris Sanborn in consideration for past due services rendered to the company as an officer. The issuance was valued at $.45 per share or $84,375. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Sanborn was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Sanborn had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 10, 2004, we issued 43,750 shares of our restricted common stock to Jed Luby in consideration for past due services rendered to the company. The issuance was valued at $.45 per share or $19,688. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Luby was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Luby had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 10, 2004, we issued 43,750 shares of our restricted common stock to Phil Paradis in consideration for past due services rendered to the company. The issuance was valued at $.45 per share or $19,688. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Paradis was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Paradis had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

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On December 10, 2004, we issued 1,250 shares of our restricted common stock to Pat Arnold in consideration for past due services rendered to the company. The issuance was valued at $.45 per share or $563. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Ms. Arnold was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Ms. Arnold had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 10, 2004, we issued 43,750 shares of our restricted common stock to Charlie Smith in consideration for past due services rendered to the company. The issuance was valued at $.45 per share or $19,688. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Smith was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Smith had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 13, 2004, the company undertook a 4 for 5 reverse stock split.

On December 14, 2004, we issued 2,200 shares of our restricted common stock to Lorraine Meisner for based on anti-dilution provision in their promissory note. The issuance was valued at $.001 per share or $2.20 in the aggregate. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Ms. Meisner was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Ms. Meisner had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On December 10, 2004, we issued 3,000 shares of our restricted common stock to Jerry Braegelmann for based on anti-dilution provision in their promissory note. The issuance was valued at $.001 per share or $3.00. Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Mr. Braegelmann was a sophisticated investor and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Braegelmann had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

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All of the above issuances of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. Each of these shareholders was a sophisticated investor and had access to information regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transactions.

ITEM 27.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

The following exhibits are filed as part of this registration statement:

EXHIBIT	DESCRIPTION

3.1	Certificate of Incorporation

3.2	By-Laws

4.1	2002 Equity Incentive Plan

5.1	Opinion and Consent of Anslow & Jaclin, LLP

10.1	eXalt Solutions, Inc. Agreement with us effective May 16, 2003

23.1	Consent of Jewett, Schwartz & Associates, independent auditors

24.1	Power of Attorney (included on signature page of Registration Statement)

ITEM 28.	UNDERTAKINGS.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) Undertaking Required by Regulation S-B, Item 512(e).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(C) Undertaking Required by Regulation S-B, Item 512(f)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockland, State of Massachusetts, on the 15th day of December, 2004.

Source Atlantic, Inc.

By:	/s/ WILLIAM B. MCGOWAN, JR.
WILLIAM B. MCGOWAN, JR.
Chairman of the Board of Directors, Chief Executive Officer and President

POWER OF ATTORNEY

The undersigned directors and officers of Source Atlantic, Inc. hereby constitute and appoint William B. McGowan, Jr., with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ WILLIAM B. MCGOWAN, JR. WILLIAM B. MCGOWAN, JR.	Chairman of the Board of Directors, Chief Executive Officer and President	December 15, 2004

/S/ CHRIS SANBORN CHRIS SANBORN	Vice President-Operations	December 15, 2004

/S/ DR. RICHARD PROPPER DR. RICHARD PROPPER	Director	December 15, 2004

/S/ KERRY PROPPER KERRY PROPPER	Director	December 15, 2004

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Exhibit Index

Exhibit No.	Description

3.1	Certificate of Incorporation

3.2	By-Laws

4.1	2002 Equity Incentive Plan

5.1	Opinion and Consent of Anslow & Jaclin, LLP

10.1	eXalt Solutions, Inc. Agreement with us effective May 16, 2003

23.1	Consent of Jewett, Schwartz & Associates, independent auditors

24.1	Power of Attorney (included on signature page of Registration Statement)